Exhibit 3.3

AMENDMENT TO THE

SECOND AMENDED AND RESTATED BYLAWS

OF

COGNITION THERAPEUTICS, INC.

        The Second Amended and Restated Bylaws (the “Bylaws”) of Cognition Therapeutics, Inc., a Delaware corporation (the “Corporation”), are hereby amended as follows, effective as of March 19, 2025.

1.	Section 1.5 of ARTICLE II of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Quorum. The presence, in person or by remote communication, or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing one third of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 1.4 [Notice of Meetings; Adjournments]. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.”

2.	Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

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COGNITION THERAPEUTICS, INC.

CERTIFICATE OF ADOPTION OF

AMENDMENT TO SECOND AMENDED AND

RESTATED BYLAWS

       The undersigned hereby certifies that she is the duly elected or appointed, qualified, and acting Corporate Secretary of Cognition Therapeutics, Inc., a Delaware corporation, and that the foregoing Amendment to the Second Amended and Restated Bylaws constitutes the entire amendment to the Second Amended and Restated Bylaws, as duly adopted by the Board of Directors on March 19, 2025.

/s/ Lisa Ricciardi
Lisa Ricciardi
President, Chief Executive Officer and Acting Secretary